Exhibit 10.3

June 18, 2003

Mr. Thomas B. King
5059 Sedgwick Street, N.W.
Washington, D.C. 20016

Dear Tom,

Having received the approval of the Nominating, Compensation and Governance Committee of the PG&E Corporation Board of Directors, I am pleased to offer you the following modifications to your current compensation package:

  Relocation Assistance: Effective July 1, 2003, your relocation assistance subsidy will be increased to $3,750 per month. Assuming your continued employment with PG&E Corporation, that benefit will be provided to you through June 2007, under the provisions of the company's relocation benefits.
  Retention Program: PG&E Corporation will assume the obligation currently held by NEG under the terms of the NEG Management Retention Program to provide you with a retention payment of $150,000 in October 2003, provided that you remain employed by PG&E Corporation until such time.
  Defined Benefit Pension Arrangement: Effective July 1, 2003, you will become a participant in our defined benefit supplemental executive retirement plan. Initially, you will be provided with five years of credited service under the plan. While you will earn additional credited service for each year you are employed, you will also be provided with an additional five years of credited service under the plan on or about July 1, 2008, provided you remain employed by the organization until such time.

Tom, you are and continue to be a very valued member of my senior management team. I am confident in your abilities and see you as a key player in the future of PG&E Corporation.

Sincerely,

/s/ Robert D. Glynn, Jr.

Robert D. Glynn, Jr.

Accepted: /s/ Thomas B. King

Date: June 19, 2003